Exhibit 99.2

Wesco Aircraft Appoints Thomas M. Bancroft III

to Board of Directors

VALENCIA, Calif., February 23, 2015 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that its board of directors has appointed Thomas M. Bancroft III as a director, effective immediately. Mr. Bancroft will serve as a Class III director, with an initial term expiring at the company’s 2017 Annual Meeting of Stockholders.

Randy Snyder, chairman of the board, said, “We are pleased to welcome Tom to Wesco’s board. He brings significant investment experience and adds another strong shareholder perspective to the board. Tom has a clear understanding of the company’s strategic direction and our commitment to the highest levels of customer service.”

“I am excited to be joining Wesco’s board during this important time in the company’s history,” said Bancroft. “Wesco Aircraft has a solid reputation in the marketplace. I look forward to working with the board and management to ensure that this reputation continues well into the future and translates into long-term shareholder value.”

Mr. Bancroft is currently the managing member, portfolio manager and chief investment officer at Makaira Partners, LLC, an investment management firm that he founded in 2007. Mr. Bancroft previously served as a senior managing director and portfolio manager at Plaza Investment Managers, Inc., a wholly owned subsidiary and the internal investment division of GEICO, one of the largest auto insurance companies in the United States. GEICO is an indirect, wholly owned subsidiary of Berkshire Hathaway, Inc.

Mr. Bancroft began his career as a staff writer and reporter for Financial World and Forbes, respectively. Mr. Bancroft graduated from the University of Colorado at Boulder with a Bachelor of Science degree in Political Science.

Makaira Partners is a private investment management firm based in La Jolla, California that manages investment partnerships for individuals, family offices, endowments and non-profit organizations. Makaira is one of Wesco Aircraft’s largest shareholders; the firm currently owns approximately 7.5 percent of the company’s outstanding common stock. Mr. Bancroft may be deemed to beneficially own (including the shares beneficially owned by Makaira) approximately 7.6 percent of the company’s outstanding common stock.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest inventories of aerospace products, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 80 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com